UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2011

United Refining Company

(Exact name of registrant as specified in its charter)

Pennsylvania	001-06198	25-1411751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bradley Street Warren, Pennsylvania		16365
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (814) 723-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Company Announces Closing of its Senior Secured Note Offering

WARREN, PENNSYLVANIA March 8, 2011 –United Refining Company (“United Refining”) issued $365,000,000 in aggregate principal amount of 10.500% First Priority Senior Secured Notes due 2018, which mature on February 28, 2018, pursuant to an indenture, dated as of March 8, 2011, by and among United Refining, the subsidiary guarantors named therein, and Bank of New York Mellon Trust Company, N.A., as trustee.

In addition, pursuant to its previously announced tender offer and consent solicitation, United Refining received tenders and consents from the holders of (i) $186,425,000 aggregate principal amount, or approximately 57.55%, of its 10 1/2% Senior Notes due 2012 issued under an indenture dated as of August 6, 2004 (the “Notes”) by the expiration of the consent payment deadline, March 7, 2011 at 5:00 p.m., New York City time (the “Consent Date”). The consents received exceeded the number needed to approve the proposed amendments to the indenture (the “Proposed Amendments”) under which the Notes were issued (the “Indenture”). The complete terms and conditions of the tender offer and consent solicitation for the Notes are detailed in United Refining’s Offer to Purchase and Consent Solicitation Statement dated February 22, 2011 and the related Consent and Letter of Transmittal (the “Tender Offer Documents”).

A copy of the Company’s press release announcing the Closing of the Notes is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. Neither this Current Report on Form 8-K nor the press release attached as Exhibit 99.1 hereto shall constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Set forth below is a list of Exhibits included as part of this Current Report.

99.1	Press Release of the Company, dated March 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 8, 2011	UNITED REFINING COMPANY

	By:	/s/ James E. Murphy
		Name:	James E. Murphy
		Title:	Vice President and Chief Financial Officer